       THOMAS A. FOSNOCHT, JR

Attorney-at-Law

        509 Kimberton Road

       Phoenixville, PA 19450

610-804-4279

        Fax 610-983-0305

       September 18, 2006

Oceanstone Fund

553 Dew Point Avenue

Carlsbad, CA 92011

RE: Legal Opinion for Oceanstone Fund Initial Registration

Gentlemen:

I have acted as counsel for Oceanstone Fund (the Fund), a Delaware business trust, in connection with the filing of a Registration Statement on Form N-1A pursuant to the Securities Act of 1933 and the Investment Company Act of 1940. This is with respect  to the proposed sale by the Fund of an indefinite number of shares of beneficial interest (the Shares).  In this connection, I have examined the following documents of the Fund:  (a) Registration Statement on Form N-1A; (b) Declaration of Trust and Bylaws; (c) Transfer Agent Agreement and Accounting Services Agreement with Mutual Shareholder Services, LLC; (d) Custody Agreement and Ad Hoc Agreement with Huntington National Bank; (e) Auditor’s Report and Consent from Sanville and Company; and (f) such other proceedings, documents and records as I have deemed necessary to enable me to render this opinion.

Based upon the foregoing, I am of the opinion that the Shares, when sold as contemplated in the Registration Statement, will be legally issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as an exhibit to the Form N-1A Registration Statement of Oceanstone Fund. This opinion is rendered to the Fund in connection with the filing of its Registration Statement and may not be used for any other purpose.

Very truly yours,

/s/

Thomas A. Fosnocht, Jr.

TAF/db